Exhibit 99.1


Goldtech Mining Corp. -- Name Change, Symbol Change and Reverse Stock Split

     New York,  NY--(MARKET WIRE)--May 12, 2006 - Goldtech Mining Corp. (OTC BB:
GMNC.OB) announced today that effective Monday May 15, 2006 the Company will change its name to "China Industrial Waste Management, Inc." and will begin trading under the new trading symbol CIWT.OB. In addition, the Company announced a 1:100 reverse split of its outstanding common shares. Both actions were approved by Mr. Jinqing Dong, Chairman of the Board and Chief Executive Officer of the Company on March 15, 2006 and disclosed in the Company's information statement filed with the SEC on March 31, 2006.

     Shareholders may at their own expense, exchange their current stock certificates for newly issued shares reflecting the name change, new CUSIP number and the post-split adjusted number of shares , but are not required or obligated to do so. Shareholders who desire to exchange share certificates should submit their stock along with transfer fee of $20.00 U.S. Dollars for each Certificate issued, to the Company's transfer agent, Interwest Transfer Company, Inc. Attn: Exchange Dept., 1981 East Murray Holloday Road, Suite 100, P.O. Box 17136, Salt Lake City, Utah 84117. Telephone number is 801-272-9294.

     China Industrial Waste Management, Inc., through its 90%-owned subsidiary, Dalian Dong Tai Industrial Waste Treatment Co., Ltd. ("Dalian Dong Tai"), is engaged in the collection, treatment, disposal and recycle of industrial wastes in China. Dalian Dong Tai recovers all types of industrial wastes which can be used as raw material to produce chemical and metallurgy products, they also provide incineration, burial, and water treatment services. Currently, Dalian Dong Tai has more than 600 clients.

     This news release contains forward-looking statements and may involve risks, uncertainties and other factors that may cause the Company's actual results to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, risks that future acquisitions may be unsuccessful, risks related to potential changes in the PRC government's policies and laws, risks related to possible currency exchange rate fluctuations and structural changes in the market for the Company's current product(s). We undertake no obligation to revise or update publicly any forward-looking statements.

                                 Contact:

                                        John Leo
                                        100 Wall Street, 15th Floor
                                        New York, NY 10005
                                        Tel: 212 232-0120